EXHIBIT 10.46
Guarantee Agreement
December 16, 2005
SanDisk Corporation
IBJ Leasing Co., Ltd.
Sumisho Lease Co., Ltd.
Toshiba Finance Corporation

Guarantee Agreement
     SanDisk Corporation (the “Guarantor”) and IBJ Leasing Co., Ltd., Sumisho Lease Co., Ltd., and Toshiba Finance Corporation as SD Lessor thereunder (in such capacity, collectively, the “SD Lessors”) hereby enter into this guarantee agreement (the “Agreement”) with respect to the Master Lease Agreement dated December 16, 2005 and individual agreements thereunder (collectively, the “Lease Agreement”) by and between the SD Lessors and IBJ Leasing Co., Ltd. and Sumisho Lease Co., Ltd. as Toshiba Lessor thereunder (in such capacity, collectively, the “Toshiba Lessors”) and Flash Partners Yugen Kaisha (the “Lessee”).
     Unless as otherwise specified in this Agreement, the words defined in the Lease Agreement shall have the same meaning in this Agreement.
Article 1. (Guarantee)
     The Guarantor shall guarantee the performance, from time to time, of the obligations subject to the guarantee below (the “Guaranteed Obligation”) to the SD Lessors, jointly and severally (rentai-hosho) with the Lessee (the “Guarantee”).
(Guaranteed Obligation)
     Guaranteed Obligation shall mean payment obligations of lease (lease-ryo), stipulated loss payment (kitei-songaikin), purchase option exercise price (konyu-sentakuken-koshikagaku), terminal return adjustment amount (henkanji-choseikin), break funding cost, late charges (chien-songaikin), and any and all payment obligations of other amounts concerning SD Tranche I and SD Tranche II in individual transactions pursuant to the Lease Agreement; provided that the Guarantor and the SD Lessors may consult in the event of any doubt concerning “other amounts” as mentioned above.
     In any event, the Guarantor shall not pay any obligation concerning Toshiba Tranche 1 and Toshiba Tranche 2.
Article 2. (Period of Request for the Performance of Guarantee Obligation)
     In the event the SD Lessors request the performance of the Guarantee to the Guarantor, the SD Lessors shall make a written demand to the Guarantor requesting the performance of the Guaranteed Obligation which the Lessee fails to duly and punctually perform. The SD Lessors may, upon each failure of due and punctual performance of the Guaranteed Obligation, make a request pursuant to this Article; provided that the delay in making such request will not exempt the Guarantor from the obligations under the Guarantee.
Article 3. (Performance of Guaranteed Obligation)
     3.1 The Guarantor shall, in the event the Lessee fails to perform all or any part of its obligations under the Guaranteed Obligation within 10 business days from each due date, perform the Guarantee in favor of the SD Lessors within 20 business days from the receipt of the written demand from the SD Lessors.

     3.2 If there is any Guaranteed Obligation in the event of a termination event (kaijo-jiyu) under the Lease Agreement, the Guarantor shall perform the Guarantee within 20 business days from the arrival of the written demand from the SD Lessors.
     3.3 In the event a termination event under the Lease Agreement occurs, the Guarantor may, pursuant to Article 26, Paragraph 8 or Article 26, Paragraph 9 of the Lease Agreement, succeed the rights, obligations and legal title of the Lessee under the Lease Agreement or the rights, obligations and legal title of Other Guarantor (defined below) under the guarantee agreement dated the same date hereof by and between the Toshiba Corporation (the “Other Guarantor”) and the Toshiba Lessors whereupon such termination event is cured.
     3.4 The Guarantor may not exercise the right of subrogation, prior indemnity and post indemnity with respect to the Guarantee against the Lessee until any and all receivables of the SD Lessors and Toshiba Lessors against the Lessee have been paid in full.
Article 4. (Relationship with Other Security Rights)
     4.1 The guarantee under this Agreement shall be granted in addition to other security interests or guarantees held by the SD Lessors in connection with the Guaranteed Obligation, and the effectiveness of such other securities or guarantees shall not be affected by the security interests pursuant to this Agreement.
     4.2 The Guarantor shall not claim the exemption even if the SD Lessors, at its reasonable discretion, alter or terminate other security interests or guarantees securing the Guaranteed Obligations, provided, however, that the SD Lessors shall give at least fifteen (15) days prior notice to the Guarantor in case of such alteration or termination unless the same is contemplated by the Related Agreements (honken-kanren-keiyaku).
Article 5. (Transfer of Rights and Obligations)
     The SD Lessors and the Guarantor shall not, without obtaining prior written consent of the other party, transfer or pledge the rights and obligations under this Agreement to any third party, provided, however, this Article shall not prohibit any assignment by the Guarantor to the persons who acquire all or substantial part of assets, business and shares in the Guarantor by means of sale, merger, acquisition or other alteration in management rights. In addition, in each individual transaction, (i) pursuant to the SD Receivables Sale and Purchase Agreement (Honken-SD-Saiken-Baibai-Keiyaku), the SD Lessors may transfer the right to require the performance of the Guaranteed Obligation with respect to SD Tranche I hereunder to the SD Borrower (Honken-SD-Kariirenin) and (ii) pursuant to the SD Receivables Security Assignment Agreement (Honken-SD-Saiken-Joto-Tampo-Keiyaku), the SD Borrower may transfer the right to require the performance of the Guaranteed Obligation with respect to SD Tranche I hereunder to the SD Lenders (Honken-SD-Kashitsukenin). The Guarantor hereby grants prior consent to such transfers and agrees to cooperate with the SD Lessors in preparing and delivering the documents requested by the SD Lessors.

Article 6. (Limited Recourse)
     Limitation of liability by the limited recourse pursuant to Article 29, Paragraph 1 of the Lease Agreement shall not intervene the exercise of the rights of the SD Lessors against the Guarantor pursuant to this Agreement, nor shall the provisions thereof affect the performance of the guarantee obligations pursuant to this Agreement
Article 7. (Modification of the Agreement)
     This Agreement may not be modified except with the written consent of the Guarantor, the SD Lessors and the Toshiba Lessors.
Article 8. (Governing Law)
     This Agreement shall be governed by, and construed in accordance with, the laws of Japan in every respect.
Article 9. (Jurisdiction)
     Any and all disputes arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the Tokyo District Court.
     This Guarantee Agreement shall be prepared in four counterparts and the Guarantor and the SD Lessors shall each retain one copy hereof.
December 16, 2005

[Guarantee Agreement] Guarantor: SanDisk Corporation
/s/ Eli Harari
By:	Eli Harari
Title:	Chief Executive Officer

[Guarantee Agreement] SD Lessor: IBJ Leasing Co., Ltd.
/s/ IBJ Leasing Co., Ltd.
By:
Title:

[Guarantee Agreement] SD Lessor: Sumisho Lease Co., Ltd.
/s/ Sumisho Lease Co., Ltd.
By:
Title:

[Guarantee Agreement] SD Lessor: Toshiba Finance Corporation
/s/ Toshiba Finance Corporation
By:
Title:

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